Exhibit 99.1

FOR IMMEDIATE RELEASE Investors & Media: Wright Medical Group N.V. Julie D. Tracy Chief Communications Officer (901) 290-5817 (office) julie.tracy@wmt.com

Wright Medical and Tornier Complete Merger and Create Premier

High-Growth Extremities-Biologics Company

AMSTERDAM, The Netherlands – October 1, 2015 – Wright Medical Group N.V. (NASDAQ: WMGI) announced today that it has successfully completed the previously announced merger of Wright Medical Group, Inc. and Tornier N.V. Under the terms of the merger agreement, a wholly-owned subsidiary of Tornier merged with and into Wright Medical Group, Inc., with Wright Medical Group, Inc. continuing as the surviving company and a wholly-owned subsidiary of Tornier. Upon completion of the merger, Tornier was renamed “Wright Medical Group N.V.”

Wright Medical Group, Inc. shares will cease trading on the NASDAQ Global Select Market at the close of business today. Wright Medical Group N.V. ordinary shares will begin trading under the symbol “WMGI” on the NASDAQ Global Select Market on Friday, October 2, 2015.

Robert Palmisano, president and chief executive officer of Wright, stated, “The culmination of this merger marks a significant milestone for our company, creating the premier, high-growth Extremities-Biologics company uniquely positioned with leading technologies and specialized sales forces in three of the fastest growing areas of orthopedics – Upper Extremities, Lower Extremities and Biologics. By bringing together the extensive and innovative capabilities of both Wright and Tornier, we can extend our leadership position and further accelerate our growth opportunities and path to profitability, all of which we believe will generate long-term value for our shareholders. This is also an exciting day for our employees as we officially join forces to pursue our shared commitment to serving extremities specialists and building the leading global business in this market.”

Under the terms of the transaction, each outstanding share of Wright common stock was exchanged for 1.0309 ordinary shares of Tornier.

The combined company will conduct business as Wright Medical Group N.V. and will leverage the global strengths of both product brands as a pure play Extremities and Biologics business. That leadership will be further enhanced by the recent U.S. Food and Drug Administration (FDA) premarket approval of Augment® Bone Graft, which adds additional depth to what will be one of the most comprehensive extremity product portfolios in the industry as well as providing a platform technology for future new product development. The highly complementary nature of the two businesses gives the combined company significant diversity and scale across a range of geographies and product categories.

Once integrated, Wright continues to anticipate revenues of the combined business growing in the mid-teens and adjusted EBITDA margins approaching 20% in three to four years. The amount of cost synergies is expected to be in the range of $40 million to $45 million anticipated to be fully realized by the third year after completion of the transaction. Expense synergy opportunities include: public company expenses, overlapping support function and systems costs, as well as process and vendor consolidation opportunities across the business.

An investor presentation will be available on Wright’s investor relations website at www.wright.com.

Guidance

As a result of closing this transaction, Wright will provide 2015 guidance for the combined company on its upcoming third quarter earnings call, which is presently scheduled for November 4, 2015, at 3:30 p.m. Central Time.

Internet Posting of Information

Wright routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.wright.com. The company encourages investors and potential investors to consult our website regularly for important information about us.

About Wright

Wright Medical Group N.V. is a global medical device company focused on providing extremity and biologic solutions that enable clinicians to alleviate pain and restore their patients’ lifestyles. The company is a recognized leader of surgical solutions for the upper extremity (shoulder, elbow, wrist and hand), lower extremity (foot and ankle) and biologics markets, three of the fastest growing segments in orthopedics. For more information about Wright, visit www.wright.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about the benefits of the merger; the combined company’s growth opportunities, path to profitability and long-term value for shareholders and its future financial outlook, including future revenues, adjusted EBITDA margins and cost synergies. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the failure to integrate the businesses and realize synergies and cost-savings from the transaction or delay in realization thereof; operating costs and business disruption following the transaction, including adverse effects on employee retention and on business relationships with third parties; transaction costs; actual or contingent liabilities; the adequacy of the combined company’s capital resources; other business effects, including the effects of industry, economic or political conditions outside of Wright’s control; failure to achieve the anticipated benefits from approval of Augment® Bone Graft, and the risks identified under the heading “Risk Factors” in Wright Medical Group, Inc.’s Annual Report on Form 10-K, which was filed with the SEC on February 26, 2015, and Tornier’s Annual Report on Form 10-K, filed with the SEC on February 24, 2015, as well as both companies’ subsequent Quarterly Reports on Form 10-Q and other information filed by each company with the SEC. Investors should not place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Wright’s and Tornier’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and Wright undertakes no obligation to update or revise any of these statements. Wright’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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